NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2001

              NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation ("Duckwall" or the "Company"), will be held at the principal executive    offices of Duckwall  located at 401 Cottage Street, Abilene, Kansas, on Thursday, May 24, 2001, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

               1.     To elect five directors to hold office for a one-year term until the 2002 Annual Meeting of the
                       Stockholders of Duckwall and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

               2.     To consider and act upon ratification and approval of the selection of the accounting firm of
                       KPMG LLP as the independent auditors of Duckwall for the fiscal year ending
                        February 3, 2002;

               3.     To consider and act upon any other matters which may properly come before the Annual
                       Meeting of the Stockholders or any adjournment or adjournments thereof.

               In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on April 6, 2001 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting of the Stockholders and any adjournment or adjournments thereof.

               All stockholders are cordially invited to attend the meeting.  Whether or not you intend to be present at the meeting, the Board of Directors of Duckwall solicits you to sign, date and return the enclosed proxy card promptly.  A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person.  Your vote is important and all stockholders are urged to be present in person or by proxy.

                                                                                                                    By Order of the Board of Directors
                                                                                                                     /s/ Charles E. Bogan
                                                                                                                    Charles E. Bogan
                                                                                                                    Vice President and Secretary

April 27, 2001
Abilene, Kansas

DUCKWALL-ALCO STORES, INC.
< B>401 Cottage Street
Abilene, Kansas, 67410-2832
__________________

PROXY STATEMENT
MAILED ON APRIL 27, 2001
__________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2001
__________________

INTRODUCTION

               This Proxy Statement is being furnished to the stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation ("Duckwall" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Duckwall for use at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2001, and at any adjournment or adjournments thereof (the "Annual Meeting").  The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the principal executive offices of the Company, located at 401 Cottage Street, Abilene, Kansas, 67410-2832.

               This Proxy Statement and the enclosed form of proxy were first mailed to the Company's stockholders on or about April 27, 2001.

Proxies

                You are requested to complete, date and sign the enclosed form of proxy and return it promptly  in the enclosed postage prepaid envelope.  Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the stockholders' instructions indicated in the proxies.  If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of KPMG LLP as Duckwall's independent auditors for the  fiscal year ending February 3, 2002, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed attorneys-in-fact.  A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

Voting at the Meeting

               For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), shall constitute a quorum at the Annual Meeting.  Only holders of record of shares of the Company's Common Stock as of the close of business on April 6, 2001 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.  As of the Record Date, 4,149,599  shares of the Company's Common Stock were outstanding and entitled to be voted at the Annual Meeting.  Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting.

               Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting for that purpose.  The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, is required to ratify the selection of KPMG  LLP as the Company's independent auditors, and  approve such other matters as properly may come before the Annual Meeting or any adjournment thereof.

               Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Solicitation of Proxies

               This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Directors.  The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy.  After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, the Internet, facsimile transmission or personally by directors, officers, employees or agents of the Company.  Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company's transfer agent, will be paid by the Company.

               A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas.  The list also will be available at the Annual Meeting.

ITEM 1

ELECTION OF DIRECTORS

               The Company's Board of Directors currently consists of five directors.   One of the purposes of this Annual Meeting is to elect five directors to serve for a one-year term expiring at the Annual Meeting of Stockholders in 2002 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal.  The Board of Directors has designated Glen L. Shank, Dennis A. Mullin, Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard as the five nominees proposed for election at the Annual Meeting.  Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of all nominees.  In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for both nominees or for the particular nominee who has ceased to be a candidate has been withheld.  Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

               The Board of Directors recommends that you vote for the election of Glen L. Shank, Dennis A. Mullin, Lolan C. Mackey, Jeffrey Macke, and Robert1 L. Woodard as directors.

Nominees

               The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the Annual Meeting.

                                                                                                   Present
                                                                                                   Position
                                                                                                     With                                        Director
                                              Name                       Age                Duckwall                                     Since

                     Glen L. Shank  . . . . . . . . . . . . . .     56               Chairman and President      1988
                    Dennis A. Mullin (1)  . . . . . . . .     53               Director                                  1991
                    Lolan C. Mackey (2)  . . . . . . . .      55               Director                                  1998
                    Jeffrey Macke (1)(2)  . . . . . . . .      32               Director                                  1998
                    Robert L. Woodard (1)(2) . . . .      40               Director                                  1998
_______________

(1)      Member of Audit Committee
(2)      Member of Compensation Committee

               The business experience of each person nominated by the Board of Directors for election as a director at the Annual Meeting during the last five years is as follows:

                Glen L. Shank has served as President of the Company since June 1988 and as Chairman of the Board since May 1991.  Between 1982 and 1988, Mr. Shank served as Vice President of Merchandising of the Company.  Prior to 1982, Mr. Shank served as a Buyer and as a Merchandise Manager for the Company.  Mr. Shank has approximately 34 years of experience in the retail industry.

               Dennis A. Mullin is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., and has served in various capacities with that company for more than the last five years.  He also serves as a director of Commerce Bank, Kansas City.

               Lolan C. Mackey is currently a partner of Diversified Retail Solutions LLC, a retail senior management advisory firm.  For 25 years, Mr. Mackey was employed in various capacities by Wal-Mart Stores, Inc.  From 1990 to 1994, he was Vice President of Store Planning.   From 1994 to 1997, he was Vice President of International Operations.

               Jeffrey Macke has been a partner and lead investor with JKM Investments, a San Francisco based hedge fund, since 1995.   From 1993 to 1995, he was a senior consultant for Senn-Delaney/Arthur Andersen LLP.

               Robert L. Woodard has been the Chief Investment Officer of the Kansas Public Employees Retirement System since 1996.  From 1994 to 1996, he was Vice-President, and General Manager of FB Capital Management of Kansas, Inc..

Compensation of Directors

               Non-employee directors of the Company receive compensation of $4,000 per year, payable quarterly, plus reimbursement for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof.  Employee directors of the Company receive no compensation for serving on the Board or any committee thereof.

               On December 28, 2000, the Company entered into a new employment agreement with Glen L. Shank, President of the Company.  Mr. Shank's employment agreement is described under the section of this Proxy Statement titled "Employment Contracts."

Meetings of the Board and Committees

               During the fiscal year ended January 28, 2001 (the "2001  Fiscal Year"), the Board of Directors of Duckwall held six meetings.  All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served which were held during the 2001 Fiscal Year.

               Pursuant to Duckwall's Bylaws, the Board of Directors has established Audit and Compensation Committees of the Board of Directors.  There currently is no Nominating Committee or other committee of the Board of Directors performing similar functions.

               The Audit Committee is governed by the Audit Committee Charter adopted by the Board of Directors.  A copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement.  The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to Duckwall's accounting and financial reporting practices and in addressing the scope and expense of audit and related services provided by Duckwall's independent auditors.  The Audit Committee is responsible for recommending the appointment of Duckwall's independent auditors and reviewing the terms of their engagement, reviewing Duckwall's policies and procedures with respect to internal auditing, accounting and financial controls and reviewing the scope and results of audits and any auditor recommendations.  The current members of the Audit Committee are Dennis A. Mullin, Jeffrey Macke, and Robert L. Woodard. The Audit Committee met twice during the 2001 Fiscal Year.

               The Compensation Committee makes recommendations to the Board of Directors regarding the compensation and benefits of Duckwall's executive officers.  The Compensation Committee also administers the Company's Incentive Stock Option Plan.  The current members of the Compensation Committee are Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard.  The Compensation Committee met three times during the 2001 Fiscal Year.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

               The following table sets forth for the fiscal years ending January 28, 2001, January 30, 2000, and January 31, 1999, respectively, the compensation of the Company's chief executive officer and of each of the Company's four other most highly compensated executive officers whose remuneration for the 2001 Fiscal Year was in excess of $100,000 for services to the Company in all capacities:

Summary Compensation Table
				Long Term
				Compensation
		Annual Compensation		Payouts
				Securities
				Under-	All
				lying	Other
Name and	Fiscal			Options/	Compen-
Principal Position	Year	Salary	Bonus (1)	SARs	sation (2)
Glen L. Shank	2001	$283,750	$0	4,000	$4,361(3)
Chairman and President	2000	275,500	108,282	50,000	4,559(4)
	1999	190,500	0	4,000	5,270(5)

James E. Schoenbeck	2001	155,500	0	3,500	5,444(3)
Senior Vice President-Operations	2000	149,350	43,182	30,000	5,642(4)
and Advertising	1999	145,450	36,000	3,500	5,461(5)

James R. Fennema	2001	148,600	0	2,500	4,395(3)
Senior Vice President-	2000	144,000	41,635	25,000	4,593(4)
Merchandise	1999	139,675	34,000	3,500	5,304(5)

Richard A. Mansfield	2001	142,325	0	3,000	4,498(3)
Vice President-Finance	2000	138,000	31,920	22,500	4,696(4)
and Treasurer	1999	133,970	28,000	2,500	5,407(5)

Charles E. Bogan	2001	128,800	0	2,000	6,453(3)
Vice President, Secretary	2000	125,500	19,000	10,000	7,102(4)
and General Counsel	1999	122,775	24,000	0	7,121(5)

(1)  Reflects bonus earned for the fiscal years ending January 28, 2001, January 30, 2000, and January 31, 1999, respectively.

(2)  Excludes perquisites and other benefits, unless the aggregate amount of such compensation is the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3)  Includes contributions made by the Company for the 2001 Fiscal Year to the named individual's account in the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the " Profit Sharing Plan") (together with forfeitures) in the amounts of $3,460 each for Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Mansfield, and $3,009 for Mr. Bogan. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the 2001 Fiscal Year in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $3,444 for Mr. Bogan.

(4)  Includes contributions made by the Company for the fiscal year ended January 30, 2000 to the named indi vidual's account in the Profit Sharing Plan (together with forfeitures) in the amounts of $3,658 each for Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Mansfield, and $3,437 for Mr. Bogan. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the fiscal year ended January 30, 2000 in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield,  and $3,444 for Mr. Bogan.

(5)   Includes contributions made by the Company for the fiscal year ended January 31, 1999 to the named individual's account in the Profit Sharing Plan (together with forfeitures) in the amounts of $4,369 each for Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Mansfield, and $4,172 for Mr. Bogan.   Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the fiscal year ended January 31, 1999 in the amounts of $901 for Mr. Shank, $1,092 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $2,949 for Mr. Bogan.

Option Grants, Exercises and Holdings

               The following table provides further information concerning grants of stock options pursuant to the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan during the 2001 Fiscal Year to the named executive officers who received grants:

Option Grants in Last Fiscal Year

Individual Grants (1)					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%($)	10%($)
Glen L. Shank	4,000	6.79%	7.94	November 23, 2005	8,775	19,390
James E. Schoenbeck	3,500	5.94%	7.94	November 23, 2005	7,678	16,966
James R. Fennema	2,500	4.24%	7.94	November 23, 2005	5,484	12,119
Richard A. Mansfield	3,000	5.09%	7.94	November 23, 2005	6,581	14,542
Charles E. Bogan	2,000	3.40%	7.94	November 23, 2005	4,387	9,695

(1)   The options were granted with an exercise price equal to the fair market value of the Company's Common Stock on November 24, 2000.  Except in the event of death, if an optionee ceases to be employed by the Company, his or her option shall terminate on the earlier of (i) the expiration of the option, or (ii) the thirtieth day following such termination of employment.  In the event of the death of an optionee, the option may be exercised by his or her legal representatives on the earlier of (i) the expiration of the option, or (ii) within twelve months of the date of death.  Upon a merger, consolidation, reorganization or liquidation of the Company, the option may, in the discretion of the Compensation Committee, become immediately exercisable until the day immediately prior to the date the contemplated transaction is consummated.  The options granted were granted on November 24, 2000 and expire on November 23, 2005.  The options become exercisable in equal amounts over a four year period beginning one year subsequent to their grant date.

               None of the named executive officers exercised options during the 2001 Fiscal Year.

Last Fiscal Year End Option Values
	Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the- Money Options at FY-End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Glen L. Shank	24,350	45,450	0	0
James E. Schoenbeck	16,600	29,200	0	0
James R. Fennema	15,150	24,450	0	0
Richard A. Mansfield	14,075	23,525	0	0
Charles E. Bogan	7,150	10,450	0	0

(1)   The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of the Common Stock at fiscal year end, multiplied by the number of shares underlying the options.  The closing price of the Common Stock on January 28, 2001 was $6.219.

Employee Stock Option Plan

               In May 1993, the Company adopted the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the "Plan") to encourage key employees of the Company to participate in the ownership of the Company and promote the success of the business of the Company.  Presently, 650,000 shares of Common Stock are authorized for issuance upon exercise of options under the Plan.   The number of shares and option price covered by outstanding options may be adjusted in the event of any stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock.  The Plan is administered by the Compensation Committee of the Board of Directors who are appointed by the Board.  The price of each option shall be its fair market value as determined by the Compensation Committee if the Common Stock is not traded on a public market.  Employees of the Company eligible to receive options are those selected by the Compensation Committee in its sole discretion on the basis that such employees have made material contributions to the successful performance of the Company in the past, or are expected to make material contributions in the future.

               Of the 650,000 shares of Common Stock available under the Plan, an aggregate of 548,287 shares were subject to options as of April 1, 2001.

Employment Contracts

               On December 28, 2000, the Company entered into employment agreements with Messrs. Shank, Schoenbeck,  Fennema, Mansfield, and Bogan, all executive officers of the Company.  The respective positions and base salaries provided for in such employment agreements (as adjusted by the Company in March, 2001) for these employees are as follows:

Officer	Position	Base Salary
Glen L. Shank	Chairman of the Board and President	$283,250
James E. Schoenbeck	Senior Vice President - Operations	$160,000
James R. Fennema	Senior Vice President - General Merchandise Manager	$148,400
Richard A. Mansfield	Vice President - Chief Financial Officer	$146,600
Charles E. Bogan	Vice President and Secretary	$ 50,000
-7-

               The Company also entered into similar employment agreements with Vice Presidents Dennis P. Alesio, John E. Hedeen and Tom L. Canfield, Jr.,  all of whom report directly to the President of the Company.

                The terms of the employment agreements are two years (automatically renewed for an additional two years unless either party gives notice of its intention not to renew).  The salaries payable under the employment agreements will be reviewed annually and increased at the sole discretion of the Company.

               If  the Company terminates an employment agreement for cause or an employee terminates without good reason, neither the Company nor the employee has any further obligations to the other.  If the Company terminates an employee without cause or the employee terminates for good reason, the Company is obligated to pay the employee his salary for the remainder of the term of the employment agreement in the same intervals at which he was previously receiving such salary.

               If, within one year after a Change of Control, the Company terminates an employment agreement (other than for cause or the death or disability of the employee) or an employee terminates with good reason, the Company must pay the employee a lump sum amount equal to the employee's annual salary.  In the case of Mr. Shank and Mr. Schoenbeck, their employment will terminate immediately upon a change of control and they will receive a lump sum amount equal to twice their respective annual salaries.  In the case of Mr. Bogan, if a Change of Control occurs before February 1, 2006 (regardless of whether he is still employed by the Company), his employment will terminate immediately (if not previously terminated) and he will receive $250,000.

               A Change in Control of the Company will be deemed to occur upon (a) a person acquiring 40% or more of the shares or voting power of the stock of the Company, (b) the hostile replacement of at least the majority of the Board of Directors, or (c) a merger or sale of substantially all of the assets of the Company.

_________________

               Notwithstanding anything to the contrary, the following Compensation Committee Report and Audit Committee Report and the Company Performance Graph set forth later in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report

               This report has been prepared by the Compensation Committee of the Board of Directors, which currently consists of Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard.  The Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers.  During the 2001 Fiscal Year, the Compensation Committee was composed of three independent outside directors, none of whom is an officer or employee of the Company.  The Chief Executive Officer of the Company, and certain other executive officers of the Company, may attend meetings of the Compensation Committee, but are not present during discussions or deliberations regarding their own compensation.  The Compensation Committee meets at least annually or more frequently as the Company's Board of Directors may request.  The Compensation Committee previously engaged the services of an independent compensation consultant to assist it and has developed the following guidelines for establishing executive compensation:

               Compensation Policy.  The Company's executive compensation policy is premised upon three basic goals:  (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable the Company to achieve both its short-term and long-term earnings growth and return on investment objectives; (2) to create incentives to achieve Company and individual performance objectives through the use of performance-based compensation programs; and (3) to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price.  The Company's compensation program is reviewed annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of the Company and the individual executive officer.

               Compensation Components.   The principal components of the compensation program for executive officers are base salary, annual incentive bonuses, and employee stock options.  Management has been granted options in the past to provide linkage between executive pay and corporate performance and to provide incentives to continue employment with the Company.  The Compensation Committee believes that the total compensation package awarded to top management is fair based upon the total compensation packages awarded to top management at comparable companies.

               Base Salary.  The Compensation Committee reviews each executive officer's base salary from the previous year and, in determining whether to adjust base salary levels, takes into account the Chief Executive Officer's recommendations and assessments of each executive's growth and effectiveness in the performance of his or her duties and the Company's performance.  For the 2001 Fiscal year, base salary levels for the executive officers  were increased by approximately two to eleven percent from the fiscal year ended January 30, 2000 levels.  An analysis of the role played by each individual executive in generating the Company's performance included a consideration of the executive's specific responsibilities, contributions to the Company's business, and length of service.

               Bonus.  In addition to the executive officers who participate in the Annual Incentive Bonus Plan, certain other employees of the Company who, in the discretion of the Chief Executive Officer, are considered to be in a position to significantly influence the Company's results or operations and level of profits are eligible to receive annual bonus awards.   Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate employees to achieve these goals.  The selection of the persons eligible to participate in the bonus program is necessarily subjective in nature and is made after taking into account management's assessment of each person's level of responsibility.  The company establishes a bonus pool at the beginning of each year which is included in the Company's operating budget for that year.  Each of the participants in the bonus program is evaluated based upon a number of criteria related to management skills and personal characteristics.  In addition, each participant is evaluated based upon his or her accomplishments for the year compared to the goals that were established at the end of the previous year.  The size of the bonus pools, the persons who are eligible to receive bonuses, the targets established for bonus participants and the amount of bonus payments can vary from year to year and are subject to the discretion of the Compensation Committee and management.

               Stock Options.  Since the Company's policy is to retain qualified individuals to enable the Company to achieve both short-term and long-term earnings growth, it is important that there be a long-term component of the compensation policy.  The Company's Incentive Stock Option Plan, which was approved by the Stockholders in 1993, and amended in 1997 and 1999, provides the vehicle for addressing long-term rewards.  The Compensation Committee administers the Stock Option Plan.  The Chief Executive Officer provides recommendations to the Compensation Committee who may grant the options at any time.  The options permit the holder to purchase shares of the Company's stock at a price equal to the fair market value of the stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price.  To date, all of the options that have been granted become exercisable in equal amounts over a four-year period beginning one year subsequent to the grant date.

               The Compensation Committee approved the employment agreements of Messrs. Shank, Schoenbeck, Fennema, Mansfield, Bogan, Alesio, Hedeen and Canfield.

               The Company has no policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which precludes a deduction by any publicly-held corporation for certain compensation paid to any covered employee to the extent that the compensation for the taxable year exceeds $1,000,000.

Compensation Committee Members
Lolan C. Mackey
Jeffrey Macke
Robert L. Woodard

Audit Committee Report

               The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process.  The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent" as required by applicable listing standards of the Nasdaq Stock Market.  The Audit Committee operates pursuant to a Charter that was adopted on May 25, 2000 by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.  As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

               In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors.  The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as currently in effect.  Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from Management with respect to internal audit services provided by the auditors.  The Audit Committee has considered whether internal audit and other non-audit services provided by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with KPMG LLP the independence of that firm.

               The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not financial experts in the fields of accounting or auditing, including in respect of auditor independence.  Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and KPMG LLP.  Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent".

               Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 28, 2001 to be filed with the Securities and Exchange Commission.

               The Board of Directors, upon recommendation of the Audit Committee, has determined to continue the services of KPMG LLP for the fiscal year ending February 3, 2002.  Such services will include the examination of the financial statements of the Company for the fiscal year ending February 3, 2002 and other appropriate accounting services.  A member of KPMG LLP will attend the annual meeting and will have the opportunity to make a statement if desired.  Such member will also be available to respond to appropriate questions of the shareholders.

Audit Fees

               The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the 2001 Fiscal Year and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2001 Fiscal Year were $116,975.

All Other Fees

               The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described in the preceding paragraph for the 2001 Fiscal Year were $93,540.  There were no professional services rendered for information technology services relating to financial information systems design and implementation during the 2001 Fiscal Year.

Audit Committee Members
Dennis A. Mullin
Jeffrey Macke
Robert L. Woodard

Compensation Committee Interlocks and Insider Participation

               The members of the Compensation Committee during the 2001 Fiscal Year were Messrs. Mackey, Macke and Woodard.  No member of the Compensation Committee was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure herein.  During the 2001 Fiscal Year, Mr. Shank, an officer and director of the Company, attended Compensation Committee meetings concerning executive officer compensation, other than those relating to his own compensation.

               Dennis A. Mullin is President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns one store leased to the Company.  Mr. Mullin is Chairman of MBI, Inc., which owns one store leased to the Company.  Mr. Mullin is a partner in DAB #1, which owns one store leased to the Company.  Mr. Mullin is also a co-trustee and/or co-executor of three trusts or estates which own stores leased to the Company.  During the 2001 Fiscal Year, the Company paid fixed rentals aggregating approximately $644,981 and percentage rentals aggregating approximately $18,351 to these entities.  The Company also pays the taxes, insurance and maintenance on the stores leased from these entities.  Each of the store leases has a remaining term of more than two years.

               Lolan C. Mackey is a partner in Diversified Retail Solutions LLC, a retail senior management advisory firm.  On March 20, 2000, the Company entered into an agreement with Diversified Retail Solutions to provide certain consulting services to the Company.  Mr. Mackey will not participate in the rendering of the consulting services pursuant to this agreement.  During the 2001 Fiscal Year, the Company paid consulting fees aggregating approximately $1,001,500 and expenses of $22,270 under this agreement.

               Glen L. Shank, James E. Schoenbeck, Richard A. Mansfield, and Charles E. Bogan are four of the six members of the administrative committee of the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan").   As of  March 2, 2001, the plan did not own any shares of Common Stock of the Company.

Company Performance

               The following graph compares the cumulative total return of the Company, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index (dividends reinvested). The graph assumes $100 was invested on October 27, 1994 in Duckwall-ALCO Stores, Inc. Common Stock, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index (the "Peer Group").

	Nasdaq	Nasdaq
	Stock	Retail
	Market	Trade	Duckwall
1/29/95	97.485	90.122	102.778
1/28/96	137.742	101.83	108.333
1/31/97	180.592	125.254	145.833
1/31/98	213.074	146.083	161.111
1/31/99	333.531	179.113	147.222
1/31/00	521.257	145.686	86.811
1/31/01	365.648	112.888	68.056

               Based upon the data reflected in the table, a $100 investment in the Company's Common Stock would have a total return value of $68.06 at January 28, 2001, as compared to $365.65 for the Composite Nasdaq Index and $112.89 for the Nasdaq Retail Stock Index.

               There can be no assurances that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to future stock performance.

OWNERSHIP OF DUCKWALL COMMON STOCK

               The following table sets forth certain information as of March 2, 2001 (as of December 31, 2000 for Goldman, Sachs Asset Management, Heartland Advisors, Inc., and Dimensional Fund Advisors, Inc.,) regarding the beneficial ownership of Duckwall Common Stock by each person known to the Board of Directors to own beneficially 5% or more of the Company's Common Stock, by each director or nominee of the Company, by each executive officer named in the Summary Compensation Table under "Executive Compensation and Other Information-Executive Compensation" and by all directors, nominees and executive officers of the Company as a group.  All information with respect to beneficial ownership has been furnished by the respective directors, nominees, officers or 5% or more stockholders, as the case may be, or by documents filed with the Securities and Exchange Commission.  Unless otherwise indicated, the named beneficial owner has sole voting and investment power over the shares listed.

Name	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding

Glen L. Shank (1)(2)	31,500	*
James E. Schoenbeck (1)(3)	18,600	*
James R. Fennema (1)(4)	19,450	*
Richard A. Mansfield (1)(5)	14,075	*
Charles E. Bogan (1)(6)	10,150	*
Lolan C. Mackey (7)	0	*
Jeffrey Macke (8)	446,300	10.10
Dennis A. Mullin (9)	110,245	2.49
Robert L. Woodard (10)	0	*
KDF, a Kansas Nominee (10)	705,300	15.96
Goldman, Sachs Asset Management (11)	677,800	15.34
Heartland Advisors, Inc. (12)	547,500	12.39
Dimensional Fund Advisors, Inc. (13)	370,800	8.39
All directors and officers as a group (9 in group)	650,320	14.71

____________________________

* Less than one percent.

(1)    The address for this person is 401 Cottage Street, Abilene, KS  67410-2832.

(2)    Mr. Shank owns options to purchase 69,800 shares of Common Stock.  Of those options, 24,350 are currently exercisable.

(3)    Mr. Schoenbeck owns options to purchase 45,800 shares of Common Stock.  Of those options, 16,600 are currently exercisable.

(4)    Mr. Fennema owns options to purchase 39,600 shares of Common Stock.  Of those options, 15,150 are currently exercisable.

(5)    Mr. Mansfield owns options to purchase 37,600 shares of Common Stock.  Of those options, 14,075 are currently exercisable.

(6)    Mr. Bogan owns options to purchase 17,600 shares of Common Stock.  Of those options, 7,150 are currently exercisable.

(7)    The address for Mr. Mackey is Diversified Retail Solutions LLP, 1913 N. Walton Blvd.,  Bentonville, AR 72712.

(8)   Jeffrey Macke owns 20,000 shares of Common Stock and is a partner in JKM Investments, LLC, which owns 62,200 shares of Common Stock.  Mr. Macke beneficially owns the following shares: Macke Limited Partnership,  3,500 shares of Common Stock; Kenneth A. Macke and Kathy Macke, 356,100 shares of Common Stock; Kenneth A. Macke Trust, 1,000 shares of Common Stock; Melissa Macke, 2,500 shares of Common Stock; and Michael Macke, 1,000 shares of Common Stock.  The address for Mr. Macke is 2001 Union Street, Suite 320, San Francisco, CA 94123.

(9)   Dennis A. Mullin owns 4,000 shares of Common Stock and is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns 98,865 shares of Common Stock. The address of Steel & Pipe Supply Co., Inc., is 555 Poyntz, Manhattan, KS 66502.  Mr. Mullin is also an executive officer of Business Building, Inc.  which own 840 shares of Common Stock and of MBI, Inc., which owns 5,840 shares of Common Stock.  Mr. Mullin is the co-executor of an estate that owns 700 shares of Common Stock.  The address for Mr. Mullin is 555 Poyntz, Manhattan, KS 66502.

(10)  KDF is the nominee holder of shares of Common Stock on behalf of the Kansas Public Employees Retirement System ("KPERS").  KPERS has investment and voting power with regard to these shares.   Robert L. Woodard is the Chief Investment Officer of KPERS.  Mr. Woodard has disclaimed beneficial ownership of all shares of Common Stock beneficially owned by KDF and KPERS.  The address of KPERS is 611 S. Kansas Avenue, Suite 200, Topeka KS 66603.

(11)  The address of Goldman, Sachs and Company is 85 Broad Street, New York, NY  10004.

(12)  The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, WI  53202.

(13)  The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

               The Board of Directors, upon recommendation of the Board's Audit Committee, has selected the independent certified public accounting firm of KPMG LLP as Duckwall's independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending February 3, 2002.  Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board's decision in this regard.

               KPMG LLP has served as the Company's independent auditors since 1969.  A representative of KPMG LLP is expected to be present at the Annual Meeting.  Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

               Submission of the selection of the independent auditors to the stockholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.

               The Board of Directors recommends that you vote for approval of the selection of KPMG LLP.

16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Duckwall's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in Duckwall Common Stock and other equity securities.   Securities and Exchange Commission regulations require directors, executive officers, and greater than 10% stockholders to furnish Duckwall with copies of all Section 16(a) reports they file.

               To Duckwall's knowledge, based solely upon review of the copies of such reports furnished to Duckwall and written representations that no other reports were required, during the 2001 Fiscal Year all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% stockholders were complied with.

OTHER BUSINESS OF THE MEETING

               The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement.  If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

ANNUAL REPORT

               This Proxy Statement is accompanied by the Company's 2001 Annual Report including financial statements for the year ended January 28, 2001.  Upon written request to the Corporate Secretary of the Company at 401 Cottage Street, Abilene, Kansas 67410-2832, by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2001 annual report on Form 10-K, together with financial statements and schedules thereto, without charge to the requesting shareholder.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

               It is presently anticipated that the 2002 Annual Meeting of Stockholders will be held on May 23, 2002.  Stockholder proposals intended for inclusion in the proxy statement for the 2002 Annual Meeting of Stockholders must be received at the Company's offices, located at 401 Cottage Street, Abilene, Kansas, 67410-2832, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than December 31, 2001. Proxies solicited in connection with the 2002 Annual Meeting of Stockholders shall confer discretionary voting authority on the appointed proxyholders to vote on certain stockholder proposals that are not presented for inclusion in the proxy materials unless the proposing stockholder notifies the Company by March 15, 2002 that such proposal will be made at the meeting.   Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.  Stockholder proposals should be addressed to the attention of the Secretary of Duckwall.

By Order of the Board of Directors

/s / Charles E. Bogan

Charles E. Bogan
Secretary

April 27, 2001
Abilene, Kansas

APPENDIX A
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF DUCKWALL-ALCO STORES, INC.

I.  AUDIT COMMITTEE PURPOSE

               The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.  The Audit Committee's primary duties and responsibilities are to:

-  Serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system.

-  Monitor the independence and performance of the Company's independent auditors.

-  Provide an avenue of communication among the independent auditors, management and the Board of Directors.

               The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization.  The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

               The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors.  Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.   Examples of such relationships include:

-  A director being employed by the Company or any of its affiliates for the current year or any of the past three years;

-  A director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service;

-  A director being a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer.  "Immediate family member includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home.

-  A director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

-  A director being employed as an executive of another entity where any of the Company's executives serves on that entity's compensation committee.

                     All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

               The Committee shall meet at least three times annually, or more frequently as circumstances dictate.  The Committee should meet privately in executive session at least annually with the independent auditors, and as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed.

               The Committee shall instruct management and the independent auditors to notify at least one member of the Committee prior to the date the Company issues its quarterly press release if either management or the independent auditors are aware of any of the following matters:

-  A change in a significant accounting policy other than a change required by a new standard issued.

-  A change in the process for determining significant estimates.

-  Significant adjustments as a result of the limited review by the independent auditors.

-  Disagreements between the independent auditors and management regarding accounting principles, estimates, scope of work or disclosures.

III.  RESPONSIBILITIES AND DUTIES

Review Procedures

1.  Review and if necessary, update this Charter at least annually.  Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.  Review the Corporation's annual financial statements prior to filing and any other periodic financial reports, including but not limited to any Form 10-Q's, submitted to the Securities and Exchange Commission ("SEC"), including any certification, report, opinion or review rendered by the independent auditors thereunder.  Discuss annually with management and the independent auditors, significant issues regarding accounting principles, practices and judgements.  Similar discussions may be held on a quarterly basis if considered appropriate under the circumstances.

3.  In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls.  Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.  Review significant findings prepared by the independent auditors together with management's responses.

Independent Auditors

4.  Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness.

5.  Approve fees and other compensation to be paid to the independent auditors.

6.  On an annual basis, the Committee should review and discuss with the auditors all significant relationships the auditors have with the Company to determine the auditors' independence.

7.  Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors.  Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

Financial Reporting Processes

8.  In consultation with the independent auditors, review the integrity of the Company's financial reporting processes, both internal and external.

9.  Consider the independent auditors' judgements about the quality and appropriateness of the Company's accounting principles as applied to its financial reporting.

10.  On at least an annual basis, review any legal matters that could have a significant impact on the organization's financial statements.

Other Audit Committee Responsibilities

11.  Annually prepare a report to shareholders as required by the Securities and Exchange Commission.  The report should be included in the Company's annual proxy statement.

12.  Following completion of the annual audit, review separately with each of management and the independent auditors, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13.  Review any significant disagreements among management and the independent auditors related to the preparation of the financial statements.

14.  Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee and Board deems necessary or appropriate.